Exhibit No. (4)e

Description of Common Stock

The following description is a summary and is subject to the provisions of our Amended and Restated Certificate of Incorporation, our By-laws and the relevant provisions of the law of the State of Delaware.

We are currently authorized to issue up to 1,200,000,000 shares of common stock, par value $1.25 per share. The shares of common stock outstanding are fully paid and nonassessable.

Holders of our common stock are entitled to share equally and ratably in any dividends and in any assets available for distribution to stockholders on liquidation, dissolution or winding-up, subject, if preferred stock is then outstanding, to any preferential rights of such preferred stock. Each share of common stock entitles the holder of record to one vote at all meetings of stockholders, and the votes are noncumulative. The common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.

Dividends may be paid on our common stock out of funds legally available for dividends, as and when declared from time to time by our board of directors.

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Anti-Takeover Provisions

The provisions of Delaware law and our Amended and Restated Certificate of Incorporation and By-laws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest.

Director Nominations. Our stockholders may nominate candidates for our board of directors or propose business to be acted upon at an annual meeting only if the stockholders follow the advance notice procedures described in our By-laws. To be properly brought before an annual meeting of stockholders, any stockholder nomination must be delivered to our secretary at our principal executive office not less than 75 days nor more than 100 days prior to the annual meeting. If, however, less than 75 days’ notice or prior public announcement of the date of the annual meeting is given or made to stockholders, to be timely, the stockholder’s nomination must be received not later than the tenth day following the day on which notice of the meeting date was mailed or public announcement was made, whichever occurs first. Generally, a proposal for business (other than the nomination or election of directors) must be delivered to our secretary at our principal executive office not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year’s annual meeting. In all cases, the notice must include the name and address of, and the number and type of shares owned by, the stockholder and certain of its affiliates, any derivative positions beneficially held by the stockholder and certain of its affiliates, any rights to dividends on our shares that are separated or separable from our underlying shares, any performance-related fees (other than an asset-based fee) that the stockholder or certain of its affiliates are entitled to based on any increase or decrease in the value of our shares or any derivative position and a representation as to whether the stockholder or certain of its affiliates intend to make such a proposal or nomination and to solicit proxies in support of it. If the stockholder submits a nomination to our board of directors, in addition to the foregoing, the nomination must include certain information as to such nominee including compensation arrangements and other relationships between the stockholder and the nominee, the background and experience of the nominee, and all other information required to be disclosed in solicitations of proxies for election of directors in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended. The nominee must also provide a written consent to being named in the proxy statement as a nominee and to serving as a director if elected.
Our stockholders may nominate candidates for our board of directors or propose business to be acted upon at a special meeting if the stockholders follow the advance notice procedures described in our By-laws. If a special meeting of stockholders is called for the purpose of electing one or more directors, a stockholder may nominate a person or persons as specified in our By-laws by delivering to our secretary at our principal executive office not less than 75 days nor more than 100 days prior to such special meeting all information required as if such nomination was being made at an annual meeting of stockholders. If, however, less than 75 days’ notice or prior public announcement of the date of the meeting is given or made to stockholders, to be timely, the stockholder’s nomination must be received not later than the tenth day following the day on which notice of the meeting date was mailed or public announcement was made, whichever occurs first.

In addition to the director nomination provisions described above, our By-laws permit any stockholder or group of up to twenty stockholders who have maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years to include up to a specified number of director nominees in our proxy materials for an annual meeting. The maximum number of stockholder nominees permitted under the proxy access provisions of our By-laws is the greater of two or 20% of the total number of Kimberly-Clark directors on the last day a notice of nomination may be submitted. Generally, notice of a nomination under our proxy access By-law provisions must be delivered to our secretary at our principal executive office not less than 120 days nor more than 150 days prior to the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting. The notice must contain the information described above, along with certain additional information specified in our By-laws.

Director nominations that are late or that do not include all required information may be rejected. This could prevent stockholders from making director nominations.

No Action by Written Consent. Our Amended and Restated Certificate of Incorporation states that action may be taken by stockholders only at annual or special meetings of the stockholders, and that stockholders may not act by written consent.

Special Meetings of Stockholders. The Amended and Restated Certificate of Incorporation and our By-laws vest the power to call special meetings of stockholders in our chairman of the board, our chief executive officer, our board of directors or, subject to certain restrictions contained in our By-laws, the holders of not less than 25% of our issued and outstanding shares of capital stock entitled to vote to request that a special meeting of stockholders be called. Each request for a special meeting must contain certain information about the requesting stockholders described in our By-laws.

Certain Anti-Takeover Effects of Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date when the person became an interested stockholder, unless:

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either the business combination or the transaction which caused the stockholder to become an interested stockholder is approved by the board of directors prior to the date the interested stockholder obtained that status;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for the purposes of determining voting stock outstanding (but not voting stock owned by the interested stockholder) shares owned by certain insiders and certain employee stock plans; or

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on or subsequent to such date, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.

The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

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